Exhibit 99.1

Press Release

                                           For Immediate Release
                                                         Contact: Dottye Robeson
                                                         Chief Financial Officer
                                                         Phone-574-722-3855
                                                         Fax-574-722-3857

          Logansport Financial Corp. Reports Net Earnings for the Three and Twelve Months Ended December 31, 2003

Logansport, Indiana (February 3, 2004) Logansport Financial Corp., (NASDAQ Small Cap Market, LOGN), parent company of Logansport Savings Bank, reported net earnings for the year ended December 31, 2003 of $1.5 million , a decrease of $28,000 or 1.8%, compared to the year ended December 31, 2002. Diluted earnings per share amounted to $1.68 compared to $1.58 for the year ended December 31, 2002, a 6.3% increase. The decrease in net earnings was primarily attributable to a $339,000 decrease in net interest income, and a $55,000, or 2.4% increase in general, administrative and other expense, which were partially offset by an increase of $185,000 in gain on sale of securities and a $118,000 gain on sale of loans The decrease in net interest income was due primarily to the overall industry trend toward compressed net interest margins, and the decline in the balance of the loan portfolio.

Net earnings for the three months ended December 31, 2003 was $365,000 compared to the $448,000 in net earnings reported for the three months ended December 31, 2002. Diluted earnings per share for the three months ended December 31, 2002 amounted to $.41, compared to diluted earnings per share of $.50 in the quarter ending December 31, 2002.

During 2003, the loan portfolio decreased by $8.0 million, to a total of $102.4 million at December 31, 2003, while deposits increased by $5.4 million to a total of $103.8 million at December 31, 2003. Total assets increased from $150.1 million at December 31, 2002 to $156.8 million at December 31, 2003.

                           LOGANSPORT FINANCIAL CORP.
                       SELECTED FINANCIAL DATA (Unaudited)
                  (Dollars in thousands, except for share data)

                                                                        12/31/03                  12/31/02

Total assets                                                            $ 156,824                $150,099

Loans receivable, net                                                     102,353                 110,386
Allowance for loan losses                                                   1,751                   1,458
Cash and cash equivalents                                                  14,403                  13,517
Securities available for sale                                              32,549                  19,069
Federal Home Loan Bank stock                                                2,080                   2,003
Equity investment                                                             950                   1,026
Deposits                                                                  103,757                  98,325
Borrowings                                                                 35,946                  35,629
Shareholders' equity                                                       16,356                  15,373
Shares O/S end of period                                                  877,444                 848,958
Nonperforming loans                                                         1,515                   1,484
Real estate owned                                                               -                       -

                                                    Quarter ended 12/31           Twelve months ended 12/31
                                                       2003        2002                  2003         2002

Interest income                                     $2,087       $2,326                $8,602       $9,326
Interest expense                                     1,099        1,196                 4,492        4,877
Net interest income                                    988        1,130                 4,110        4,449
Provision for loan losses                               90           90                   360          360
Net interest income after provision                    898        1,040                 3,750        4,089
Gain on sale of investments                             54           84                   286          101
Gain on sale of loans                                   12            -                   118            -
Loss on equity investment                              (20)         (30)                  (96)        (107)
Total other income                                     116          107                   353          358
Total general, admin. & other expense                  591          561                 2,373        2,318
Earnings before income taxes                           469          640                 2,038        2,123
Income tax expense                                     104          192                   552          609
Net earnings                                          $365         $448                $1,486       $1,514
                                                      ----         ----                ------       ------
Basic earnings per share                              $.42         $.51                $ 1.72        $1.63
Diluted earnings per share                            $.41         $.50                 $1.68        $1.58
Weighted average shares o/s                        877,444      851,338               864,026      929,488